UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (IRS Employer Identification No.)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Director Compensation Review

On December 9, 2010, the Board of Directors of Bunge Limited (“Bunge” or the “Company”) approved changes to the Company’s compensation program for non-employee directors.  The changes were approved upon the recommendation of the Compensation Committee of the Board (the “Committee”) following its annual review of the Company’s director compensation program, which included review and discussion of a report prepared by Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant.

In undertaking this annual review, the Committee’s primary objective is to confirm that the director compensation program continues to support good governance practices as well as the Company’s business interests.  To meet this objective, the Committee evaluates the competitiveness of the program relative to Bunge’s executive compensation peer group, as well as the broader general industry competitive environment.

Following deliberation and discussion, the Board approved:

•
An increase in the annual retainers for the chairs of all Board committees other than the Audit Committee from $10,000 to $15,000, effective January 1, 2011, reflecting the substantial workload and responsibilities of these positions, while also continuing to align the compensation for all committee chairs other than the Audit Committee.

•
The establishment of a supplemental annual retainer for the Board’s Lead Independent Director in the amount of $20,000, effective January 1, 2011, reflecting the additional responsibilities and duties of that position and peer group and general industry compensation practices.

The Board made no other changes to the compensation program for non-employee directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 15, 2010

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Assistant General Counsel